EXHIBIT 99.5

April 2, 2015

VisionChina Media Inc.

1/F Block No.7 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

The People’s Republic of China

Attn: Minghua Zhou

Re:                             VisionChina Shareholders Agreement dated as of January 13, 2011

Dear Sir:

Reference is made to the SHAREHOLDERS AGREEMENT, dated as of January 13, 2011 (the “Agreement”), among VISIONCHINA MEDIA INC. (the “Company”), FOCUS MEDIA HOLDING LIMITED (the “Focus Shareholder”), JJ MEDIA INVESTMENT HOLDING LIMITED (the “JJ Media Shareholder”), FRONT LEAD INVESTMENTS LIMITED (the “Existing Shareholder”), and LIMIN LI (each a “Party” and collectively the “Parties”). Capitalized terms used herein without definition have the meanings given them in the Agreement.

Pursuant to Section 3.2(a) of the Agreement, the Focus Shareholder wishes to make a Permitted Transfer of all of its common shares, par value US$0.0001 per share, of the Company (the “Common Shares”) to Focus Media Investment Limited, an Affiliate of the Focus Shareholder (the “Affiliate Transferee”). By execution of this letter, pursuant to Section 3.2(a) of the Agreement, the Affiliate Transferee (i) shall become a party to the Agreement and shall be bound by the terms of the Agreement as the Focus Shareholder and (ii) the Focus Shareholder and the Affiliate Transferee shall be jointly and severally liable for any breach by either of them of the Agreement.

Very truly yours,

FOCUS MEDIA HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title: Director

Pursuant to Section 3.2(a) of the Agreement, Focus Media Investment Limited hereby agrees to become a party to the Agreement and shall be bound by the terms of the Agreement as the Focus Shareholder and shall be jointly and severally liable with Focus Media Holding Limited for any breach of the Agreement by either the undersigned or Focus Media Holding Limited.

FOCUS MEDIA INVESTMENT LIMITED

By:	/s/ Kit Leong Low
Name: Kit Leong Low
Title: Director

cc:  JJ Media Investment Holding Limited

c/o Focus Media Holding Limited

28F, No. 369, Zhaofeng World Trade Tower

Jiangsu Road, Shanghai

PRC 200050

Attn: Jason Nanchun Jiang

Front Lead Investments Limited

c/o VisionChina Media Inc.

1/F Block No.6 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

The People’s Republic of China

Attn: Yingming Lei